                            [LETTERHEAD OF ARTHUR ANDERSEN & CO. APPEARS HERE]



                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Grand Valley Gas Company and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Grand Valley Gas Company (a Utah corporation) and subsidiaries as of May 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand Valley Gas Company and subsidiaries as of May 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1993 in conformity with generally accepted accounting principles.



Arthur Andersen & Co.

Salt Lake City, Utah
  July 30, 1993

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                  -----------------------------------------

                         CONSOLIDATED BALANCE SHEETS
                         ---------------------------

                         AS OF MAY 31, 1993 AND 1992
                         ---------------------------


                                   ASSETS
                                   ------

                                              1993              1992
                                           -----------       -----------
CURRENT ASSETS:
  Cash and cash equivalents                $16,498,958       $ 4,931,763
  Accounts receivable, net of
    allowance for doubtful accounts
    of $717,000 and $0, respectively        38,134,965        23,208,762
  Other current assets                       4,095,159           907,246
                                           -----------       -----------
         Total current assets               58,729,082        29,047,771
                                           -----------       -----------

PROPERTY, PLANT AND EQUIPMENT,
  at cost:
    Gas gathering and compression
      equipment                              6,065,017         2,676,554
    Developed oil and gas leaseholds         2,130,949         2,028,652
    Gas processing plant                     1,515,370         1,217,742
    Furniture and equipment                  1,165,163           777,837
    Construction in process                    849,652           307,091
                                           -----------       -----------
                                            11,726,151         7,007,876

    Less accumulated depreciation
      and depletion                         (1,932,889)         (741,908)
                                           -----------       -----------

         Net property, plant and
          equipment                          9,793,262         6,265,968
                                           -----------       -----------

OTHER ASSETS:
  Cost in excess of fair market
    value of net assets acquired,
    net of accumulated amortization
    of $342,638 and $144,905,
    respectively                             3,358,633         3,556,366
  Investments in joint venture
    partnerships                             4,050,834         1,229,148
  Notes receivable from related
    parties                                    499,000               -
  Other long-term assets, net                1,387,278         1,196,471
                                           -----------       -----------
         Total other assets                  9,295,745         5,981,985
                                           -----------       -----------

           Total assets                    $77,818,089       $41,295,724
                                           ===========       ===========

         The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                  -----------------------------------------

                         CONSOLIDATED BALANCE SHEETS
                         ---------------------------

                         AS OF MAY 31, 1993 AND 1992
                         ---------------------------


                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

                                               1993               1992
                                           -----------        -----------
CURRENT LIABILITIES:
  Notes payable -
    Stockholders                           $       -          $ 1,443,000
    Other                                          -              507,000
  Accounts payable                          49,196,862         23,639,030
  Accrued liabilities                        1,301,664          1,245,919
  Accrued gas purchase costs                   318,131          1,468,386
  Unearned revenue                                 -            1,074,223
                                           -----------        -----------
        Total current liabilities           50,816,657         29,377,558
                                           -----------        -----------

CONVERTIBLE SENIOR SUBORDINATED
  NOTES PAYABLE                             10,000,000                -
                                           -----------        -----------

DEFERRED INCOME TAXES PAYABLE                  551,486            180,370
                                           -----------        -----------

COMMITMENTS AND CONTINGENCIES
  (Notes 2, 4 and 6)

STOCKHOLDERS' EQUITY:
  Common stock, $.0125 par value;
    authorized 50,000,000 shares,
    issued 6,514,502 and 6,424,371
    shares, respectively                        81,431             80,304
  Additional paid-in capital                 5,700,139          2,925,043
  Retained earnings                         13,431,577         10,252,737
  Deferred compensation                       (644,481)        (1,520,288)
                                           -----------        -----------
                                            18,568,666         11,737,796
  Less 235,098 shares of treasury
    stock, at cost                          (2,118,720)               -
                                           -----------        -----------
         Total stockholders' equity         16,449,946         11,737,796
                                           -----------        -----------

           Total liabilities and
             stockholders' equity          $77,818,089        $41,295,724
                                           ===========        ===========

         The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.


                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                  -----------------------------------------
                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------
               FOR THE YEARS ENDED MAY 31, 1993, 1992 AND 1991
               -----------------------------------------------


                                         1993           1992          1991
                                     ------------   ------------  ------------
REVENUES:
  Gas sales                          $310,453,764   $192,770,021  $103,923,873
  Gathering and processing             10,809,397      1,951,813       195,721
  Agency service fees                   1,866,081      1,168,196       669,781
  Oil and gas sales from
    leaseholds                          1,114,578        697,923       378,809
  Interest and other income               427,490        495,738       311,272
                                     ------------   ------------  ------------
                                      324,671,310    197,083,691   105,479,456
                                     ------------   ------------  ------------

EXPENSES:
  Cost of purchased gas               300,689,741    185,147,848    96,133,658
  Gathering and processing              8,891,747      1,249,944        24,292
  Oil and gas leaseholds                  411,887        365,096       198,517
  Selling, general and
    administrative                      6,465,089      4,454,435     3,049,679
  Depreciation, depletion
    and amortization                    1,659,851        525,581       249,407
  Interest expense                        484,993        128,095       169,000
  Provision for doubtful
    accounts receivable                   717,000            -             -
                                     ------------   ------------  ------------
                                      319,320,308    191,870,999    99,824,553
                                     ------------   ------------  ------------

INCOME BEFORE INCOME TAXES              5,351,002      5,212,692     5,654,903

PROVISION FOR INCOME TAXES              2,172,162      1,966,944     2,132,732
                                     ------------   ------------  ------------

NET INCOME                           $  3,178,840   $  3,245,748  $  3,522,171
                                     ============   ============  ============

NET INCOME PER COMMON SHARE          $       0.50   $       0.52  $       0.56
                                     ============   ============  ============

         The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                  -----------------------------------------

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               -----------------------------------------------

               FOR THE YEARS ENDED MAY 31, 1993, 1992 AND 1991
               -----------------------------------------------


                                      Common Stock          Additional
                                   -------------------        Paid-in       Retained       Deferred
                                   Shares       Amount        Capital       Earnings     Compensation
                                   ------       ------      ----------      ---------    ------------
Balance at May 31, 1990           5,162,751     $65,259     $  531,060    $ 3,502,044    $   (31,668)


  Treasury stock cancelled              -          (725)           -          (17,226)           -
  Amortization of deferred
    compensation                        -           -              -              -              -
  Restricted stock issued
    for future services              31,400         392        148,608            -         (149,000)
  Grants of compensatory
    stock options                       -           -          241,550            -              -
  Compensatory stock options
    exercised                       281,000       3,513         53,488            -              -
  Net income                            -           -              -        3,522,171            -
                                  ---------     -------     ----------    -----------    -----------
Balance at May 31, 1991           5,475,151     $68,439     $  974,706    $ 7,006,989    $  (164,836)

  Amortization of deferred
    compensation                        -           -              -              -          319,738
  Restricted stock issued
    for future services              42,120         527        431,988            -         (432,515)
  Grants of compensatory stock       11,100         138         98,174            -              -
  Grants of compensatory stock
    options for future services         -           -        1,242,675            -       (1,242,675)
  Compensatory stock options
    exercised                       896,000      11,200        177,500            -              -
  Net income                            -           -              -        3,245,748            -
                                  ---------     -------     ----------    -----------    -----------
Balance at May 31, 1992           6,424,371      80,304      2,925,043     10,252,737     (1,520,288)

  Amortization of deferred
    compensation                        -           -              -              -          895,787
  Restricted stock issued for
    future services                   2,160          27         19,953            -          (19,980)
  Grants of compensatory stock        1,846          23         17,052            -              -
  Compensatory stock options
    exercised                        86,125       1,077         26,077            -              -
  Purchase of treasury stock            -           -              -              -              -
  Tax benefit from exercise
    of nonqualified stock options       -           -        2,712,014            -              -
  Net income                            -           -              -        3,178,840            -
                                  ---------     -------     ----------    -----------    -----------
Balance at May 31, 1993           6,514,502     $81,431     $5,700,139    $13,431,577    $  (644,481)
                                  =========     =======     ==========    ===========    ===========


                                  Treasury
                                    Stock
                                   at Cost                    Total
                                  ---------                 ----------
Balance at May 31, 1990           $   (17,951)               $ 4,048,744

  Treasury stock cancelled             17,951                        -
  Amortization of deferred
    compensation                          -                       15,832
  Restricted stock issued
    for future services                   -                          -
  Grants of compensatory
    stock options                         -                      241,550
  Compensatory stock options
    exercised                             -                       57,001
  Net income                              -                    3,522,171
                                  -----------                -----------
Balance at May 31, 1991                   -                    7,885,298

  Amortization of deferred
    compensation                          -                      319,738
  Restricted stock issued
    for future services                   -                          -
  Grants of compensatory stock            -                       98,312
  Grants of compensatory stock
    options for future services           -                          -
  Compensatory stock options
    exercised                             -                      188,700
  Net income                              -                    3,245,748
                                  -----------                -----------
Balance at May 31, 1992                   -                   11,737,796

  Amortization of deferred
    compensation                          -                      895,787
  Restricted stock issued for
    future services                       -                          -
  Grants of compensatory stock            -                       17,075
  Compensatory stock options
    exercised                             -                       27,154
  Purchase of treasury stock       (2,118,720)                (2,118,720)
  Tax benefit from exercise
    of nonqualified stock options         -                    2,712,014
  Net income                              -                    3,178,840
                                  -----------                -----------
Balance at May 31, 1993           $(2,118,720)               $16,449,946
                                  ===========                ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.



                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                  -----------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

               FOR THE YEARS ENDED MAY 31, 1993, 1992 AND 1991
               -----------------------------------------------

               Increase (Decrease) in Cash and Cash Equivalents


                                           1993          1992          1991
                                       ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                         $  3,178,840  $  3,245,748  $  3,522,171
                                       ------------  ------------  ------------
    Adjustments to reconcile net
      income to net cash provided
      by operating activities -
        Depreciation, depletion and
          amortization                    1,689,851       525,581       249,407
        Gain on sale of investment
          and equipment                         -        (174,308)          -
        Change in allowance for
          doubtful accounts receivable      717,000           -             -
        Amortization of deferred
          compensation                      895,787       319,738        15,832
        Grants of compensatory stock
          and stock options                  17,075        98,312       241,550
        Net earnings (greater) less
          than distributions from
          investments in joint ventures    (120,372)       12,110           -
        Change in assets and
          liabilities, net of effects
          from purchase of Centennial
          Natural Gas Corporation:
            Accounts receivable         (15,643,203)  (13,035,144)    1,440,480
            Other current assets           (475,899)     (451,792)     (199,398)
            Other long-term assets           55,407      (411,462)          -
            Accounts payable             25,557,832    14,078,642    (1,533,242)
            Accrued liabilities              55,745       755,921        21,890
            Accrued gas purchase costs   (1,150,255)    1,468,386           -
            Income taxes payable                -             -        (327,990)
            Unearned revenue             (1,074,223)      (27,373)      706,731
            Deferred income taxes
              payable                       371,116       166,038         2,646
                                       ------------  ------------  ------------
              Total adjustments          10,865,861     3,324,649       617,906
                                       ------------  ------------  ------------
              Net cash provided by
                operating activities     14,044,701     6,570,397     4,140,077
                                       ------------  ------------  ------------


         The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                  -----------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

               FOR THE YEARS ENDED MAY 31, 1993, 1992 and 1991
               -----------------------------------------------

              Increase (Decrease) in Cash and Cash Equivalents

                                               1993           1992           1991
                                           -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of gas gathering and
    processing facilities                  $(4,228,652)   $(4,747,936)   $       -
  Acquisition of developed oil and
    gas leaseholds                            (102,297)    (1,426,443)           -
  Acquisition of furniture and
    equipment                                 (387,326)      (716,328)      (386,543)
  Acquisition of Centennial Natural
    Gas Corporation, net of cash
    acquired                                       -       (1,401,969)           -
  Increase in investments in joint
    venture partnerships                    (2,701,314)    (1,004,734)           -
  Proceeds from sale of investment and
    equipment                                      -          174,408            -
  Increase in notes receivable from
    related parties                           (499,000)           -              -
                                           -----------    -----------    -----------
          Net cash used in
            investing activities            (7,918,589)    (9,123,002)      (386,543)
                                           -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of
    convertible senior subordinated
    notes payable                            9,482,649            -              -
  Principal payments on notes payable
    to stockholders                         (1,443,000)           -              -
  Principal payments on note payable          (507,000)      (246,500)           -
  Proceeds from exercise of stock
    options                                     27,154        188,700         57,001
  Purchase of treasury stock                (2,118,720)           -              -
                                           -----------    -----------    -----------
          Net cash provided by (used
            in) financing activities         5,441,083        (57,800)        57,001
                                           -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                      11,567,195     (2,610,405)     3,810,535

CASH AND CASH EQUIVALENTS, at
  beginning of year                          4,931,763      7,542,168      3,731,633
                                           -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, at
  end of year                              $16,498,958    $ 4,931,763    $ 7,542,168
                                           ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
    Cash paid during the year for -
      Interest                             $   236,073    $    60,099    $   171,335
      Income taxes                             388,281      2,115,971      2,502,296


          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  GRAND VALLEY GAS COMPANY AND SUBSIDIARIES
                  -----------------------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------


(1)  BUSINESS DESCRIPTION AND SUMMARY
       OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------

The consolidated financial statements include the accounts of Grand Valley Gas Company and its direct and indirect wholly-owned subsidiaries: Grand Valley Gathering Company [formerly Centennial Natural Gas Corporation, ("Centennial")], Centennial Storage Corporation, GV Power Corporation and Mesquite Pipeline Company (collectively, the "Company"). Mesquite Pipeline Company was formed as a wholly-owned subsidiary of Grand Valley Gathering Company during the year ended May 31, 1993. All significant intercompany account balances and transactions have been eliminated in consolidation.

The Company is primarily engaged in natural gas marketing. The Company also owns natural gas gathering and processing facilities and interests in developed oil and gas leaseholds.

The Company participates in various joint venture partnerships with ownership percentages ranging from 21 to 49 percent. The investments in these joint venture partnerships are accounted for using the equity method.

Property, Plant and Equipment
- - -----------------------------

Expenditures that materially increase asset lives are capitalized at cost while normal maintenance and repairs are expensed as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

Property, plant and equipment (other than developed oil and gas leaseholds) are depreciated using accelerated and straight-line methods over the following estimated useful lives:

                                                         Years
                                                         -----
      Gas gathering and compression equipment           7 to 10
      Gas processing plant                                10
      Furniture and equipment                           2 to 7

Depreciation and depletion of developed oil and gas leaseholds is based on the units of production method using estimated proved oil and gas reserves.

Intangible Assets
- - -----------------

Cost in excess of fair market value of net assets acquired has been recorded in connection with the acquisition of Centennial and Burton Flats (see Note
3). The amounts recorded are being amortized on a straight-line basis over periods of 20 and 10 years, respectively. Amortization for fiscal years 1993 and 1992 was $197,733 and $156,060, respectively.

Other long-term assets as of May 31, 1993 and 1992 include the following:

                                                               Amortization
   Description                1993               1992             Period
- - ------------------         ----------         ----------       ------------
Convertible senior
  subordinated notes
  payable issuance
  costs                    $  517,351         $   36,354          12 years
Noncompetition
  agreement                   375,000            375,000           5 years
Gas supply contracts          250,000            376,000           5 years
Rights-of-way                 201,500            103,000       10 to 25 years
Other                         225,292            333,611             -
                           ----------         ----------
                            1,569,143          1,223,965
Less accumulated
  amortization               (181,865)           (27,494)
                           ----------         ----------

                           $1,387,278         $1,196,471
                           ==========         ==========

Notes Receivable from Related Parties
- - -------------------------------------

During the year ended May 31, 1993 in connection with the exercise of certain stock options, which provided the Company an income tax benefit (see Note 5) and positive cash flow, the Company loaned $499,000 to three officers and one key employee of the Company who are also stock-holders. The notes bear interest at an annual rate of nine percent, are due at the earlier of 90 days after termination of employment or January 15, 1995 and are secured by certain shares of the Company's common stock.

Net Income Per Common Share
- - ---------------------------

Net income per common share is calculated using the weighted average number of common and common equivalent shares outstanding during the years. Common equivalent shares consist of certain stock options, which have a dilutive effect when applying the treasury stock method. Total weighted average number of shares were 6,383,803, 6,287,584 and 6,340,158 for fiscal years 1993, 1992 and 1991, respectively.

Primary and fully diluted net income per share are essentially equivalent.

Revenue Recognition
- - -------------------

The Company recognizes revenue on gas sales when the market takes possession of gas delivered at the contracted point of delivery. Revenue for services is recognized at the time the service is performed.

Cash Equivalents and Supplemental Noncash Investing Activities
- - --------------------------------------------------------------

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

As discussed in Note 3, the Company acquired all of the common stock of Centennial during the year ended May 31, 1992. In conjunction with this acquisition, the Company paid $1,950,000 in cash, issued notes payable totaling $1,950,000, acquired assets totaling $4,768,014 and assumed liabilities totaling $4,316,285. During the year ended May 31, 1993, the Company received $2,712,014 of income tax benefit from the exercise of nonqualified stock options (see Note 5).

Income Taxes
- - ------------

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 supersedes SFAS No. 96 and is required to be adopted in the first quarter of the Company's fiscal year 1994. The Company has previously adopted SFAS No. 96, and, therefore, the impact of adopting SFAS No. 109 is not expected to have a significant impact on the Company's consolidated financial statements.

In accordance with SFAS No. 96, the Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled.

Postretirement Benefits
- - -----------------------

SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," was issued by the FASB in December 1990. The Company does not have any obligation to pay postretirement benefits to its employees and therefore SFAS No. 106 is not expected to have a material impact on the Company's consolidated financial statements.

Reclassifications
- - -----------------

Certain reclassifications have been made to the prior years' consolidated financial statements to conform with the current year's presentation.

(2)  INVESTMENTS IN JOINT VENTURE PARTNERSHIPS
     -----------------------------------------

The Company accounts for its investments in joint venture partnerships using the equity method. During the year ended May 31, 1993, the Company recorded $120,372 of net earnings in excess of cash distributions received from these investments. During the year ended May 31, 1992, the Company received $12,110 of cash distributions in excess of net earnings of the investments as accounted for by the equity method.

The following summarizes the recorded amounts for the Company's investments in joint venture partnerships as of May 31, 1993 and 1992:

                                                 1993             1992
                                              ----------       ----------
     Richfield Gas Storage System             $3,683,110       $  829,065
     Tecumseh                                    213,490          228,367
     GQ                                          100,935           60,962
     Greenwood Gas Gathering System               50,544          107,999
     Post Street Electric & Steam Company          2,755            2,755
                                              ----------       ----------

                                              $4,050,834       $1,229,148
                                              ==========       ==========

Richfield Gas Storage System
- - ----------------------------

In December 1991, the Company entered into a partnership agreement with two unrelated companies to construct and operate a gas storage facility in Morton County, Kansas. The Company's initial capital contribution was $231,590 and represents a 48.5 percent ownership interest in the partnership. The Company made additional capital contributions of $2,701,314 and $647,475 during the years ended May 31, 1993 and 1992, respectively, and has guaranteed to make further contributions as determined necessary by the partners to complete the project. As of May 31, 1993, the partnership had a working capital deficit of approximately $2,670,000. The Company and its partners have funded their portions of this deficit subsequent to year-end. Construction of the project is substantially complete and injection of storage customer gas volumes is in progress. Commencement of full-scale operations is scheduled for the 1993-94 winter heating season. The Company recorded its portion of the net income (loss) of the partnership of $152,731 and $(50,000) for the years ended May 31, 1993 and 1992, respectively.


Tecumseh
- - --------

Tecumseh consists of two processing facilities located in Pottawatomie County, Oklahoma and was acquired in 1991 by a joint venture in which the Company participates. The joint venture structure involves three agreements. The Company currently has a 37 percent ownership interest in each agreement.

The Company is the operator of this joint venture. The Company's equity in earnings of the joint venture partnership for fiscal years 1993 and 1992 was $133,123 and $184,903, respectively. Fiscal years 1993 and 1992 distributions received from the partnership totaled $148,000 and $135,048, respectively.
The Company has guaranteed a portion of the partnership's debt totaling approximately $167,000.

GQ
- - --

GQ consists of two gathering and processing systems; one located in Campbell County, Wyoming (the "Gillette System") and the other in Wood County, Texas (the "Quitman System"). GQ was formed in November 1989 with initial total capital contributions of $2.6 million. The Company currently has a 21.48 percent ownership interest in this joint venture.

The Company is the operator of this joint venture. The Company's equity in earnings of the partnership for fiscal years 1993 and 1992 was $61,453 and $84,201, respectively. Fiscal years 1993 and 1992 distributions received from the partnership totaled $21,480 and $78,497, respectively. The Company has guaranteed a portion of the partnership's bank debt totaling approximately $74,000.

Greenwood Gas Gathering System
- - ------------------------------

Effective December 1, 1991, the Company purchased a 25.7 percent interest in the Greenwood Gas Gathering System Joint Venture for $125,669. The joint venture operates a natural gas pipeline and gas gathering system located in Morton County, Kansas. During the year ended May 31, 1993, the Company's portion of the joint venture's net loss was $57,455. With the completion of the Richfield Gas Storage System, this system will become an integral part of the interconnect system with interstate pipelines.

Post Street Electric & Steam Company
- - ------------------------------------

In January 1992, the Company entered into a partnership agreement with two unrelated companies to develop, construct and operate a natural gas-fired, combined-cycle cogeneration power project to be located in Seattle, Washington. The Company acquired a 45 percent interest in the partnership for $2,755.

As of May 31, 1993, the project is in the development stage and has not generated revenue since its inception. The Company has agreed to make cash capital contributions up to a maximum of $3.3 million at such times and in such amounts as determined by the partners. The Company has incurred certain expenditures in connection with the development of the project and is entitled to be reimbursed for the expenditures by the partnership. As of May 31, 1993, the Company had advanced a total of approximately $290,000, exclusive of interest, to fund its portion of the project. The Company has also established a reserve of $200,000 against its advances due to uncertainties related to the project. Accordingly, as of May 31, 1993 and 1992, the Company has a net receivable of approximately $90,000 and $172,000, respectively, due from this partnership.

C.K. Roberts
- - ------------

During the year ended May 31, 1992, the Company sold its investment in the C.K. Roberts gathering system at a gain of approximately $174,000.

Condensed Unaudited Financial Information
- - -----------------------------------------

Condensed unaudited financial information for fiscal years 1993 and 1992 for each joint venture partnership (100 percent of the entity's operations) is summarized below. The information relating to net income or loss is for the fiscal year ended May 31, 1993 and for the period from the date the Company's interest was acquired through May 31, 1992.

                                                       1993          1992
                                                    ----------    ----------
Richfield Gas Storage System
- - ----------------------------

Current assets                                      $1,591,356    $   15,015
Noncurrent assets                                    9,661,031     1,877,546
Current liabilities                                  4,261,586       160,116
Noncurrent liabilities                                     -             -
Net income (loss)                                      212,091      (102,299)

Tecumseh
- - --------

Current assets                                      $  845,782    $1,113,166
Noncurrent assets                                    1,062,766     1,573,710
Current liabilities                                    499,923       836,330
Noncurrent liabilities                                 833,341     1,233,337
Net income                                             359,791       499,736


GQ
- - --

Current assets                                      $  407,953    $  476,747
Noncurrent assets                                      957,916     1,312,013
Current liabilities                                    138,794       232,584
Noncurrent liabilities                                 763,003     1,272,367
Net income                                             286,092       391,997

Greenwood Gas Gathering System
- - ------------------------------

Current assets                                      $   40,122    $  103,388
Noncurrent assets                                      774,505       904,573
Current liabilities                                     86,335        69,880
Noncurrent liabilities                                     -             -
Net income                                            (188,719)      (36,551)


Post Street Electric & Steam Company
- - ------------------------------------

Current assets                                      $   30,085    $   30,671
Noncurrent assets                                      876,222       463,594
Current liabilities                                    903,306       491,264
Noncurrent liabilities                                     -             -
Net income                                                 -             -

(3)  ACQUISITIONS
     ------------

Centennial
- - ----------

Effective August 12, 1991, the Company acquired all of the outstanding shares of common stock of Centennial.

Centennial's business includes natural gas marketing, gathering and processing. At the acquisition date, Centennial held interests in four natural gas processing and/or gathering facilities with aggregate throughout capacity of more than 35 million cubic feet per day.

These facilities are located in Oklahoma, Texas and Wyoming. Centennial is the operator of three of the facilities and markets natural gas and natural gas liquids produced from the processing facilities.

The Company paid $3,900,000 for the Centennial shares by delivering $1,950,000 in cash, and promissory notes in the amount of $1,950,000, which bore interest at the rate of eight percent per annum until they were paid on August 12, 1992 and December 30, 1992.

In conjunction with the acquisition of Centennial, the Company entered into employment agreements (subsequently amended) with existing employees and consultants of Centennial, and issued 30,000 common shares and granted options to acquire up to an additional 126,000 common shares at an exercise price of $.0125 per share to these individuals. Deferred compensation expense of approximately $1,242,000 was recorded in connection with the granting of these options. The expense related to the deferred compensation is being recognized ratably as the employees and consultants vest in the stock and as restrictions lapse through fiscal year 1995. The right to fully exercise these options is dependent upon continued service to the Company.

The acquisition has been accounted for as a purchase and, accordingly, the net assets and liabilities of Centennial have been recorded at their estimated fair market value at the date of acquisition. The cost in excess of fair market value of the net assets acquired of approximately $3,448,000 is being amortized on a straight-line basis over 20 years. Centennial's results of operations are included in the consolidated financial statements since the date of acquisition.

Unaudited pro forma consolidated revenues, net income and net income per common share of Grand Valley Gas Company and Centennial for the fiscal year ended May 31, 1991 are approximately $131,201,000, $3,600,000 and $.55, respectively.
This information is presented as though the companies had combined their operations at the beginning of fiscal year 1991, after giving effect to certain adjustments, including amortization of cost in excess of fair market value of net assets acquired, interest expense on acquisition debt, compensation expense on stock grants, and the impact on net income per share related to the issuance of stock options. The pro forma information does not necessarily represent the results which would have occurred if the transaction had taken place on the date assumed nor is it indicative of the results of future operations.

Acquisition of Assets of Burton Flats
- - -------------------------------------

Effective March 1, 1992, the Company acquired a gas gathering system, gas processing plant and treating facility located in New Mexico, collectively referred to as "Burton Flats." Burton Flats consists of 51 miles of pipeline and a 15 million cubic feet per day natural gas gathering and processing facility. The purchase price of these assets was $4,675,000. The cost in excess of fair value of net assets acquired of approximately $253,000 is being amortized on a straight-line basis over ten years.

(4)  CONVERTIBLE SENIOR SUBORDINATED NOTES PAYABLE
     ---------------------------------------------

On December 30, 1992, the Company sold $10 million of convertible senior subordinated notes in a private placement transaction. The notes bear interest at a rate of nine percent per annum with interest payments due semiannually in arrears and with principal payable in $1,250,000 annual installments beginning on December 15, 1997 and continuing through December 15, 2003. The entire unpaid principal amount of the notes is due on December 15, 2004. The Company may prepay the notes after December 15, 1997 by paying a premium approximately equivalent to the difference in the present value of (1) the remaining cash stream from the notes and (2) the cash stream from the then current equivalent maturity treasury obligation plus 0.50 percent. In the event the average of the bid and asked prices of the Company's common stock equals or exceeds $16.08 per share for twenty consecutive trading days, the Company may, at its option, prepay the notes with no premium.

The note agreements contain certain restrictive covenants with respect to the operations of the Company, including the maintenance of minimum net worth and debt service coverage. The Company is in compliance with all restrictive covenants. The notes are convertible at the option of the purchasers into an aggregate of 963,856 shares of the common stock of the Company (reflecting a conversion price of $10.375 per share). This conversion right also contains various antidilution provisions, including an adjustment to the conversion price of the Company's common stock if the Company issues shares at less than the then current market price. The Company has reserved and will keep available the appropriate number of authorized shares of common stock for purposes of this conversion.


(5)  INCOME TAXES
     ------------

The provision for income taxes consists of the following for the years ended May 31, 1993, 1992 and 1991:


                                           1993          1992         1991
                                       ------------  ------------ ------------
Current tax provision
  (benefit) -
    Federal                            $  1,960,367  $  1,361,461 $  1,843,545
    State                                   468,029       279,679      286,541
    Foreign                                 (45,670)      159,766          -
                                       ------------  ------------ ------------
                                          2,382,726     1,800,906    2,130,086
                                       ------------  ------------ ------------

                                     1993           1992           1991
                                  ----------     ----------     ----------
     Deferred tax provision
       (benefit)-
         Federal                  $ (177,309)    $  140,920     $    2,229
         State                       (33,255)        25,118            417
                                  ----------     ----------     ----------
                                    (210,564)       166,038          2,646
                                  ----------     ----------     ----------
     Provision for income taxes   $2,172,162     $1,966,944     $2,132,732
                                  ==========     ==========     ==========

The domestic and foreign components of income before provision for income taxes are as follows for the fiscal years ended May 31, 1993, 1992 and 1991:

                                     1993           1992           1991
                                  ----------     ----------     ----------
         Domestic                 $5,456,984     $4,852,372     $5,778,640
         Foreign                    (105,982)       360,320       (123,737)
                                  ----------     ----------     ----------
           Total                  $5,351,002     $5,212,692     $5,654,903
                                  ==========     ==========     ==========

The following reconciles the computed "expected" provision for income taxes at the statutory federal income tax rate of 34 percent with the provision for income taxes for fiscal years ended May 31, 1993, 1992 and 1991.

                                     1993           1992           1991
                                  ----------     ----------     ----------
     Computed "expected"
       provision for income
       taxes at the statu-
       tory rate                  $1,819,341     $1,772,315     $1,922,667

     State income taxes, net
       of federal income tax
       benefit                       320,951        201,166        189,392

     Amortization of cost in
       excess of fair market
       value of net assets
       acquired                       67,223         53,060            -

     Tax exempt interest
       income                            -          (35,436)        (8,292)




                                          1993          1992           1991
                                       ----------    ----------     ----------
      Foreign taxes, net of
        foreign tax credit             $  (45,670)   $   37,257     $       -

      Other, net                           10,317       (61,418)        28,965
                                       ----------    ----------     ----------
        Provision for income
          taxes                        $2,172,162    $1,966,944     $2,132,732
                                       ==========    ==========     ==========

During the year ended May 31, 1993, the Company received $2,712,014 of income tax benefit from the exercise of nonqualified stock options. The benefit has been recorded as a reduction in income taxes payable and an increase in additional paid-in capital.

The deferred tax provision results from temporary differences in the recognition of revenues and expenses for income tax and financial reporting purposes. The source of significant temporary differences and the tax effects of each for fiscal years 1993, 1992 and 1991 are as follows:


                                          1993          1992           1991
                                       ----------    ----------     ----------
      Depreciation and depletion       $  299,308    $  208,800     $   10,538
      Allowance for doubtful
        accounts                         (272,173)          -              -
      Stock options                      (100,034)          -              -
      Gas contract reserve               (102,492)          -              -
      Joint venture investments           (30,659)      (33,567)           -
      Other                                (4,514)       (9,195)        (7,892)
                                       ----------    ----------     ----------
            Total deferred tax
              provision                $ (210,564)   $  166,038     $    2,646
                                       ==========    ==========     ==========


The Company has a foreign tax credit carryforward for tax and financial reporting purposes of approximately $47,000 at May 31, 1993. This credit carryforward will expire May 31, 1997.

(6)  COMMITMENTS AND CONTINGENCIES
     -----------------------------

On April 16, 1993, TransMarketing Houston, Inc., a natural gas sales customer of the Company, filed for protection under Chapter 11 of the federal bankruptcy code.

The balance owed by this customer for gas purchases totaled approximately $889,000. The ultimate realization of this amount will be determined in the bankruptcy proceedings. However, in recognition of the uncertainty of collection and the Company's unsecured position as a creditor, the Company has established an allowance for this doubtful account of $700,000.

Revolving Credit Agreement
- - --------------------------

The Company has a revolving credit agreement with a bank which provides a maximum total commitment of $15,000,000. The commitment includes working capital and letter of credit borrowing capacity of $10,000,000, and a borrowing capacity specifically designated for short-term financing of capital expenditures of $5,000,000.

Loans under the $10,000,000 commitment bear interest at the bank's base rate plus 3/4 percent. Loans under the $5,000,000 commitment bear interest at the bank's base rate plus one percent. The bank's base rate was six percent at May 31, 1993. These commitments expire March 1, 1994, but provide for an additional two-year repayment schedule for amounts outstanding under the $5,000,000 commitment at the bank's base rate plus 1-3/8 percent. These loans are collateralized by personal and real property of the Company. The Company is required to pay an annual fee of 1/2 percent on the unused commitment.

The revolving credit agreement contains certain affirmative and negative covenants, including the maintenance of specific financial ratios. During fiscal year 1993, the Company was not in compliance with covenants relating to the issuance of the Convertible Senior Subordinated Notes Payable and the purchase of treasury stock. However, the Company received timely waivers from the bank related to these specific transactions.

During fiscal year 1993, the Company borrowed $2,500,000 under the credit agreement over a period of 75 days. As of May 31, 1993, no borrowings were outstanding under the credit agreement; however, there were 11 outstanding letters of credit totaling $5,688,912 guaranteeing performance to certain customers.

Gas Purchase and Sales Contracts
- - ---------------------------------

The Company attempts to minimize the commodity risk of natural gas prices by obtaining matching commitments under its natural gas purchase contracts and natural gas sales contracts with terms greater than one month or by using natural gas futures and basis swaps to hedge what would otherwise be open price risks. In addition to numerous index based natural gas purchase/sales contracts, as of May 31, 1993 the Company has total fixed price purchase contracts for 44,520,000 MMBtu which includes 40,290,000 MMBtu of purchase contracts and 4,230,000 MMBtu under futures contracts. Total fixed price sales contracts as of May 31, 1993 amounted to 42,376,000 MMBtu including 40,936,000 MMBtu of sales contracts and 1,440,000 MMBtu of futures contracts.

Federal and State Regulations
- - -----------------------------

The purchase and sale of natural gas and the fees received for gathering and processing by the Company generally are not subject to regulation. Many aspects of the production, transportation and marketing of natural gas, however, are subject to regulations that can have a significant impact upon the Company's overall operations.


                                    F-18

As a gatherer, processor and marketer of natural gas, the Company is dependent on the transportation and storage services offered by various pipeline companies. Both the performance of transportation and storage services by these pipeline companies and the rates charged for their services are subject to the jurisdiction of FERC under the Natural Gas Act of 1938, and the Natural Gas Policy Act of 1978. The availability of interstate transportation and storage services necessary to enable the Company to make deliveries or sales of gas at times may be preempted by other system users in accordance with FERC-approved methods for allocating the system capacity of "open-access" pipelines. Moreover, the rates charged by pipeline companies for such services are often subject to negotiation within FERC-established ranges and periodically vary depending upon a variety of factors. Any inability to obtain transportation or storage services at competitive rates could hinder the Company's marketing operations.

Operating Leases
- - ----------------

The Company leases various facilities under long-term noncancellable operating leases with minimum annual lease commitments as follows:

          Year Ending May 31,                   Amount
          -------------------                 ----------

                 1994                          $244,592
                 1995                           235,825
                 1996                           232,315
                 1997                           168,009
                                               --------

                                               $880,741
                                               ========

Rental expense from operating leases totaled approximately $219,000, $118,000 and $76,000 during fiscal years 1993, 1992 and 1991.

Employment Agreements
- - ---------------------

The Company has entered into employment agreements with the president, executive vice president and vice presidents of the Company which expire at various dates through August 1996. The agreements set forth base salaries and other benefits for the period of employment.

The Company has also entered into employment agreements with key employees and consultants of Centennial (see Note 3). These agreements have terms ranging from four to six years. The agreements set forth base salaries and other benefits, and contain noncompetition clauses for the period of employment as well as two years subsequent thereto.

(7)  STOCK OPTIONS AND INCENTIVE STOCK AWARDS
     ----------------------------------------

During fiscal year 1992, the Company established the 1992 Stock Option Plan (the "Plan"). Options granted under the Plan may be either incentive or nonincentive as designated by the Plan Committee.

Incentive stock options must be granted at not less than 100 percent of the market value of the common stock on the date of grant. Nonincentive stock options are granted at prices determined by the Plan Committee.

The Plan provides for the issuance of options for a total of 200,000 shares of common stock. Incentive stock options may not be exercised after ten years from the date of grant. Nonincentive stock options are subject to exercise terms as determined by the Plan Committee at the date granted. Previous to the establishment of the Plan, the Company granted nonincentive stock options to officers, directors, key employees and consultants. Stock option activity for fiscal years 1993, 1992 and 1991 consisted of the following:

                                            Number of            Price per
                                             Shares             Share Range
                                            ---------         ---------------
Options outstanding at May 31, 1990         1,068,000         $0.125 to $1.00
   Granted                                    220,000         $0.125 to $1.12
   Exercised                                 (281,000)        $0.125 to $1.00
   Canceled                                   (80,000)        $0.20
                                            ---------

Options outstanding at May 31, 1991           927,000         $0.125 to $1.12
   Granted                                    138,000         $0.013 to $8.63
   Exercised                                 (896,000)        $0.125 to $1.12
                                            ---------

Options outstanding at May 31, 1992           169,000         $0.013 to $8.63
   Granted                                     16,800         $8.50 to $8.63
   Exercised                                  (86,125)        $0.013 to $6.88
   Canceled                                      (875)        $6.88
                                            ---------

Options outstanding at May 31, 1993            98,800         $ 0.013 to $8.63
                                            =========

As of May 31, 1993, options to purchase 14,900 shares of common stock were exercisable. The remaining options become exercisable at various dates and in varying amounts through November 1996.

Compensation expense (the difference between the fair market value and the exercise price at the date of grant) is deferred and amortized over the future periods to be benefited. Certain of these option agreements include restrictions which allow the Company to repurchase shares at the exercise price if the employee terminates employment prior to a specified item period ranging from 24 to 48 months from the exercise date.

At May 31, 1993, 180,100 common shares are subject to such restrictions. These restrictions lapse at various dates and in varying amounts through October 1996. Options to purchase 71,000 common shares at May 31, 1993 are subject to similar restrictions once exercised.

The Company has agreed to issue up to 45,000 shares of common stock as incentive stock awards to its employees in connection with certain asset acquisitions. The shares are issued in part upon acquisition of assets and the remaining shares are to be issued when the assets acquired achieve payout. In connection with the above agreements, as of May 31, 1993, the Company has issued 6,446 shares as incentive stock awards.


(8)  SIGNIFICANT CUSTOMERS AND FOREIGN REVENUES
     ------------------------------------------

During fiscal years 1993, 1992 and 1991, sales to a single customer accounted for approximately 11 percent, 11 percent and 15 percent of total revenues, respectively. No other single customer accounted for more than ten percent of total revenues during any of the three fiscal years presented.

During fiscal years 1993, 1992 and 1991, revenues from foreign sources (Canada) were approximately $23,889,000, $23,023,000 and $24,050,000, respectively.


(9)  PENSION PLAN
     ------------

The Company sponsors a Simplified Employee Pension Plan (the "Plan"). Employees who have completed nine months of service are eligible to participate in the Plan. As approved by the Board of Directors, the Plan provides for contributions equal to three percent of income before taxes and bonuses. During fiscal years 1993, 1992 and 1991, the Company made contributions of $187,013, $178,094 and $141,614.


(10) BUSINESS SEGMENT INFORMATION
     ----------------------------

The Company's operations have been classified into two business segments: natural gas marketing and natural gas gathering and processing. Summarized financial information by business segment for fiscal years 1993, 1992 and 1991 is as follows:

                                   1993          1992          1991
                               ------------  ------------  ------------
Net sales:
  Marketing                    $313,434,423  $194,636,140  $104,972,463
  Gathering and processing       10,809,397     1,951,813       195,721
                               ------------  ------------  ------------

                               $324,243,820  $196,587,953  $105,168,184
                               ============  ============  ============

Operating income (loss):
  Marketing                    $  6,351,123  $  5,793,777  $  5,688,166
  Gathering and processing         (515,128)     (452,990)      135,737
                               ------------  ------------  ------------

                               $  5,835,994  $  5,340,787  $  5,823,903
                               ============  ============  ============

                                    -15-

                                  1993           1992           1991
                              ------------   ------------   ------------
Total assets:
  Marketing                   $ 64,352,881   $ 32,456,195   $ 14,709,273
  Gathering and processing      13,465,207      8,839,529        272,554
                              ------------   ------------   ------------

                              $ 77,918,088   $ 41,295,724   $ 14,981,827
                              ============   ============   ============

Depreciation, depletion
  and amortization:
    Marketing                 $    696,633   $    244,650   $    213,715
    Gathering and
      processing                   963,218        280,931         35,692
                              ------------   ------------   ------------

                              $  1,659,851   $    525,581   $    249,407
                              ============   ============   ============

Capital expenditures:
  Marketing                   $  1,310,859   $  2,799,061   $    386,543
  Gathering and processing       3,407,416      4,091,646            -
                              ------------   ------------   ------------

                              $  4,718,275   $  6,890,707   $    386,543
                              ============   ============   ============

                [LETTERHEAD OF ARTHUR ANDERSEN APPEARS HERE]

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                        FINANCIAL STATEMENTS SCHEDULE


To Grand Valley Gas Company and Subsidiaries:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Grand Valley Gas Company and subsidiaries included in this Annual Report on Form 10-K and have issued our report thereon dated July 30, 1993. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II included under
Item 14(a) 2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


Arthur Andersen & Co.

ARTHUR ANDERSEN & CO.

Salt Lake City, Utah
   July 30, 1993

SCHEDULE II
Amounts Receivable From Related Parties and Underwriters, Promoters, and Employees Other Than Related Parties

- - ------------------------------------------------------------------------------------------------------------------------
              Column A          Column B          Column C               Column D               Column E
- - ------------------------------------------------------------------------------------------------------------------------
                                                                        Deductions         Balance at end of period
                                                                --------------------------------------------------------
                               Balance at
                               beginning                          Amounts      Amounts                         Not
           Name of debtor      of period         Additions        collected  written off     Current         Current
- - ------------------------------------------------------------------------------------------------------------------------
Jeff F. Fishman                      $0             $200,000            $0            $0                        $200,000

Steven D. Bench                      $0             $225,000            $0            $0                        $225,000
- - ------------------------------------------------------------------------------------------------------------------------

NOTES:
Interest shall accrue on the outstanding unpaid principal balances hereof at the rate of 9% per annum from January 14, 1993. Accrued Interest shall be due and payable annually, in arrears, on or before the last day of each calendar year during the term of the Notes. The outstanding principal balance of these Notes together with all unpaid accrued interest and other amounts outstanding hereunder, shall be paid in full on or before the first to occur of: (i)January 15, 1995, or (ii)the 90th day after the date upon which Maker's employment terminates, whether such termination is voluntary or involuntary. The Makers have entered into a Security Agreement and have pledged company owned stock as collatoral against the Notes.